UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2011

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2011, Kenneth Cole Productions, Inc. (the “Company”) announced that Paul Blum, 51, will join the Company as Chief Executive Officer effective June 20, 2011.  In addition, Mr. Blum has been nominated to join the Company’s Board of Directors, subject to shareholder approval.

Mr. Blum and the Company entered into a letter agreement (the “Letter Agreement”) relating to his employment with the Company.  The Letter Agreement provides that Mr. Blum will receive the following benefits, among others: bi-weekly base salary of $38,461.54, a sign on bonus of $100,000.00, eligibility to receive an annual target bonus award up to 100% of the actual base salary paid for the prior fiscal year (with an opportunity for an additional component of up to 100% of the actual base salary based on performance criteria as defined by the Compensation Committee), health benefits, supplemental life insurance, supplemental disability and other post-retirement benefits, an initial grant of 100,000 restricted shares vesting over three years, a performance based grant of 100,000 restricted shares at the same time and on the same terms that the Compensation Committee makes performance-based grants to the rest of the executive team and a sign-on grant of 250,000 stock options, which will vest over four years.  Mr. Blum will also receive grants of 50,000 restricted shares in each of the three subsequent years on or about the anniversary of the initial grant vesting over three years.  In addition, the Letter Agreement entitles Mr. Blum to severance benefits, including continuation of salary, upon termination from the Company.

Kenneth D. Cole will step down as Interim Chief Executive Officer of the Company effective June 20, 2011 and will remain as Executive Chairman of the Board of Directors and Chief Creative Officer.

The Company’s press release is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  June 13, 2011

By:      /S/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

                                                                        (Principal Financial and Accounting Officer)

Exhibit Index

Description

Exhibit No. 99.1

Press Release dated June 9, 2011

Exhibit 99.1

Company Contact:	Investor Relations Contact:
Lisa Hellman	James R. Palczynski
VP, Global PR & Events	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 830.6863 Lhellman@kennethcole.com	(203) 222.9013 James.Palczynski@icrinc.com

KENNETH COLE PRODUCTIONS, INC. NAMES PAUL BLUM AS CHIEF EXECUTIVE OFFICER

NEW YORK, June 9, 2011 – Kenneth Cole Productions, Inc. (NYSE: KCP) announced today that effective June 20, 2011, Paul Blum will be appointed to the position of CEO. Mr. Blum is a veteran in retail and wholesale businesses with extensive knowledge in marketing and e-commerce.  Kenneth Cole will continue as Chairman and Chief Creative Officer, maintaining his creative role over design and advertising.  Mr. Blum will report to Mr. Cole and join the Company’s Board of Directors.

Hired in March as Vice Chairman, Mr. Blum partnered with Mr. Cole to develop an overall strategic vision for The Company and to outline the necessary changes to enable the business to even better realize and leverage its potential.

Mr. Cole said, “Since the beginning of our partnership 20 years ago, Paul and I have developed a tremendous ability to collaborate and achieve results.  With his deep knowledge of our brands and businesses, we are excited to restart this partnership and benefit from his broad range of experience.  We look forward to demonstrating our capabilities as we emerge from a long period of restructuring, and to reinvigorate our plans for growth.”

Mr. Blum brings over 25 years of experience in footwear, accessories, apparel, wholesaling and retailing to the position.   He most recently held the position of CEO at luxury jewelry company David Yurman Inc. Under Paul’s leadership, the David Yurman business grew significantly and developed into an international luxury brand with strategic retail expansion into Asia and Europe.  Also during his tenure, the company diversified its marketing investment with the launch of ground breaking digital and social media campaigns, and a highly successful e-commerce platform. Prior to that, Mr. Blum spent 15 years at Kenneth Cole, a time when the company saw some of its largest growth, as Executive Vice President before being promoted in 1994 to President and COO.

Mr. Blum commented, “I am excited and enthusiastic about returning to Kenneth Cole at such a great time for the Company. I look forward to working with Kenneth again and the very talented management team to capitalize on the tremendous opportunities to leverage its strength, and unique heritage in the global marketplace”

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York, Kenneth Cole Reaction, Unlisted and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls. The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear and several other accessory categories. The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website. Further information can be found at http://www.kennethcole.com